Exhibit 10.11

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Ninth Amendment

TO Collaboration, LICENSE and Option Agreement

This Ninth Amendment to the Collaboration, License and Option Agreement (the “Ninth Amendment”) is entered into as of the last signature set forth below (the “Ninth Amendment Effective Date”), by and between Cue Biopharma, Inc., a Delaware corporation, having an address of 40 Guest Street, Boston, MA 02135 (“Cue”), and LG Chem Ltd., with its principal place of business at LG Twin Towers, 128, Yeoui-daero, Yeongdeungpo-gu, Seoul, 07336, Republic of Korea (“LGC”). Cue and LGC may be referred to herein individually as a “Party” or collectively as the “Parties”.

Whereas, the Parties entered into a Collaboration, License and Option Agreement as of November 6, 2018 (the “Original Agreement”) that was subsequently amended on March 15, 2019, August 5, 2019, October 29, 2019, December 18, 2019, January 10, 2020, February 14, 2020, May 14, 2020 and December 7, 2020 (the “First Amendment”, “Second Amendment”, “Third Amendment”, “Fourth Amendment”, “Fifth Amendment”, “Sixth Amendment”, “Seventh Amendment” and “Eighth Amendment”, respectively, and collectively with the Original Agreement, the “Agreement”);

Whereas, under the Agreement, Cue granted to LGC, inter alia, certain licenses, sublicenses and other rights relating to the CUE-101 Program, including the right to use, Research, Develop, Manufacture, Commercialize and otherwise exploit CUE-101 Compounds, and Collaboration Products that consist of or contain a CUE-101 Compound in any dosage form or formulation or mode of administration alone or in combination with one or more other therapeutically active ingredients (such products hereinafter “CUE-101 Products”) in the Field in the LGC Territory; and

Whereas, Cue desires to acquire all of LGC’s rights in the CUE-101 Program (the “LGC CUE-101 Program Rights”), and LGC desires to terminate all of its rights under the CUE-101 Program, including the CUE-101 Compounds and CUE-101 Products, pursuant to Section 13.2(a) of the Agreement in exchange for the consideration set forth herein, and the Parties are entering into this Ninth Amendment to set forth the consideration agreed to between the Parties pursuant to Section 13.3(c)(iii) of the Agreement and to clarify the terms pursuant to which all LGC CUE-101 Program Rights would revert back to Cue.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cue and LGC hereby agree as follows:

1.
All capitalized terms used (including in the recitals) but not separately defined in this Ninth Amendment shall have the meaning ascribed to them in the Agreement.

The Parties acknowledge and agree that the Agreement is hereby terminated by LGC for convenience under Section 13.2(a) of the Agreement as to the CUE-101 Program effective as of the Ninth Amendment Effective Date, and for purposes of the Agreement, notice of termination will be deemed to have occurred on the Ninth Amendment Effective Date notwithstanding any notice period requirement. From and after the Ninth Amendment Effective Date, the CUE-101 Compounds and CUE-101 Products will become Terminated Products. Without limiting the generality of the foregoing, it is understood and agreed that (i) HPV16 shall no longer be deemed a Collaboration Antigen, (ii) Collaboration Compounds shall no longer include CUE-101 Compounds, and (iii) Collaboration Products shall no longer include CUE-101 Products; in each case, except that, for purposes of licenses to Cue under Sections 2.4(a), 2.4(b) and 2.4(c) of the Agreement that survive termination pursuant to Section 13.3(c) of the Agreement, the references to Collaboration Compounds and Collaboration Products in such sections will be deemed to include the Terminated Products that were formerly the CUE-101 Compounds and CUE-101 Products. Cue acknowledges and agrees that, as of the Effective Date, LGC has fully complied with all of LGC’s obligations under the Agreement to pay any payment or reimburse any amount to Cue related to the CUE-101 Program prior to the Ninth Amendment Effective Date, and no such obligation remains outstanding as of the Ninth Amendment Effective Date.

2.
For purposes of termination of the CUE-101 Program only, the Parties agree that Section 13.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Except as set forth in the Ninth Amendment, neither Party will have any rights or obligations under the Agreement with respect to the CUE-101 Program after the Ninth Amendment Effective Date except:

(a) termination of this Agreement with respect to the CUE-101 Program shall not relieve the Parties of any obligation or right accrued under the CUE-101 Program prior to the Ninth Amendment Effective Date; and

(b) the obligations and rights of the Parties under the following provisions of this Agreement to the extent applicable to the CUE-101 Program shall survive termination of this Agreement with respect to the CUE-101 Program: Article VII (solely to the extent obligations accrued prior to the date of termination), Article VIII, Article XI (excluding Section 11.4), Article XII, Article XIV, and Article XV (except that Section 15.6(a) will not be deemed to prohibit transfer of Cue’s rights under the licenses with respect to the Terminated Products under Section 13.3(c)(iii)), the last sentence of Section 4.15, and Sections 9.1(a)-(b) and (d), 9.3(i), 9.10(a)- (d), 10.1, 13.3, 13.5, 13.6, 13.7, 13.8 and 13.9. “

3.
Pursuant to Section 13.3(c)(iii) of the Agreement and in consideration for the reversion of all LGC CUE-101 Program Rights back to Cue pursuant to this Ninth Amendment, the Parties have agreed that Cue will make payments to LGC according to one or more of the following scenarios, if and when applicable.

(i) Royalties on Net Sales of CUE-101 Products in the LGC Territory

Cue will make Calendar Quarterly the following non-refundable royalty payments to LGC according to the royalty rates set forth below based on Net Sales in the LGC Territory for the Royalty Term, with the royalties calculated according to (i) the Net Sales definition in Section

1.245 of the Agreement (with CUE-101 Product substituted for Collaboration Products and “Sublicensees” defined as any Third Party to which Cue has granted a license of its rights with respect to the CUE-101 Product (including a sublicense of its rights under Section 13.3(c)(iii) of the Agreement), and otherwise mutatis mutandis), and (ii) the provisions for Royalty Term, Royalty Step Down, Royalty Offsets and Royalty Floor as set forth in Sections 7.6(b)-(e) of the Agreement (with CUE-101 Products substituted for Collaboration Products):

Aggregate Annual Net Sales of each Collaboration Product in the LGC Territory	Royalty Rate on Net Sales in the LGC Territory
For that portion of aggregate annual Net Sales of each Collaboration Product less than [**] U.S. dollars ($[**])	[**]%
For that portion of aggregate annual Net Sales of each Collaboration Product greater than or equal to [**] U.S. dollars ($[**])	[**]%

In the event that any royalties are due because of Net Sales made by Sublicensees, the definition of Net Sales in the applicable agreement pursuant to which the Sublicensee obtains rights to CUE-101 Products, and any royalty-reduction provisions (e.g., for Royalty Term, Royalty Step Down, Royalty Offsets and Royalty Floor) in any such agreement applicable to the royalties paid by the Sublicensee, will control for purposes of calculating Net Sales on which royalties are owed as set forth above (provided that the Net Sales definition for Cue Territory does not materially differ from that applicable to the LGC Territory if the license/sublicense is limited to only the LGC Territory).

(ii) Sublicense Income with respect to CUE-101 in the LGC Territory

If Cue or any of its Affiliates grants to one or more Third Parties a license and/or sublicense to use, Research, Develop, Manufacture, Commercialize or otherwise exploit CUE-101 Compounds and/or CUE-101 Products, and such license(s) and/or sublicense(s) include such rights in one or more countries within the LGC Territory (each, a “CUE-101 License/Sublicense”), then, in addition to the royalties set forth in Paragraph 4(i) above, subject to the Non-Royalty Income Cap, Cue will pay LGC [**] percent ([**]%) of any upfront fee and [**] percent ([**]%) of any milestones actually received from such licenses and/or sublicenses as consideration for such license(s) and/or sublicense(s) in such country(ies).

(iii) If Cue Sells the Rights to CUE-101 in the LGC Territory

In the event that Cue or any of its Affiliates sells and/or assigns to a Third Party all or substantially of its rights under CUE-101 Compounds and/or CUE-101 Products in the Field in one or more countries within the LGC Territory (each, a “CUE-101 LGC Territory Sale”), then, subject to the Non-Royalty Income Cap, for each CUE-101 LGC Territory Sale, Cue will pay LGC [**] percent ([**]%) of the Net Proceeds received as consideration for such sale or assignment in the country(ies) within the LGC Territory. “Net Proceeds” means the aggregate amount of all cash and the fair market value of all securities or other property actually received (“Gross Proceeds”), minus applicable transaction expenses, any portion of Gross Proceeds required to be paid to Albert Einstein College of Medicine, and amounts paid to investment bankers, if any. After such payment is made: (a) the licenses to the CUE-101 Compounds and CUE-101 Products in the applicable country(ies) under Sections 2.4(a), 2.4(b), 2.4(c) and 13.3(c)(iii) of the Agreement will become fully paid up, royalty-free, perpetual and irrevocable; and (b) neither Cue nor any other Person will be obligated to make any further payment under this Paragraph 4 with respect to the CUE-101 Compounds and CUE-101 Products in the applicable country(ies).

(iv) If Cue is Acquired by a Third Party

In the event of a transaction or a series of transactions in which a Third Party acquires all or substantially all of the assets or Voting Stock of Cue (an “Acquisition”), then, subject to the Non-Royalty Income Cap, Cue will make a one-time payment to LGC of [**]% of the Net Proceeds received by Cue or any of its Affiliates for such Acquisition. After such payment is made: (a) the licenses to the CUE-101 Compounds and CUE-101 Products under Sections 2.4(a), 2.4(b), 2.4(c) and 13.3(c)(iii) of the Agreement will become fully paid up, royalty-free, perpetual and irrevocable; and (b) neither Cue nor any other Person will be obligated to make any further payment under this Paragraph 4.

(v) Cue Option to Pay [**] Dollars (US$[**])

Subject to the Non-Royalty Income Cap, at any time Cue or any of its Affiliates shall have the option, at its own discretion, of making a one-time payment to LGC of [**] dollars (US$[**]). After such payment is made: (a) the licenses to the CUE-101 Compounds and CUE-101 Products under Sections 2.4(a), 2.4(b), 2.4(c) and 13.3(c)(iii) of the Agreement will become fully paid up, royalty-free, perpetual and irrevocable; and (b) neither Cue nor any other Person will be obligated to make any further payment under this Paragraph 4.

(vi) Cumulative Cap of [**] Dollars (US$[**]) Under Paragraph 4(ii)-(v)

Notwithstanding anything to the contrary set forth in this Paragraph 4, under no circumstances shall (X) LGC be paid a cumulative sum of more than [**] U.S. dollars (US$[**]) (the “Non-Royalty Income Cap”) for any and all payments due under Paragraph 4(ii), (iii), (iv) and/or (v), and (Y) transactions in Paragraph 4(ii), (iii),and/or (iv) be structured to circumvent the payment obligations due to LGC under this Ninth Amendment. LGC shall have the right to audit Cue’s compliance with the payment obligations under this Paragraph 4 in accordance with Section 8.4 of the Agreement, mutatis mutandis.

4.
LGC hereby represents and warrants that LGC has not granted any portion of the LGC CUE-101 Program Rights to any Third Party.
5.
Except as expressly amended by this Ninth Amendment, all other terms and conditions of the Agreement shall remain in full force and effect and are unmodified by this Ninth Amendment. The Agreement, as modified by this Ninth Amendment, contains the entire agreement of the Parties with regard to the subject matter set forth herein and supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Ninth Amendment may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties. This Ninth Amendment shall commence on the Ninth Amendment Effective Date and shall continue until all payment obligations of Cue hereunder have been satisfied.
6.
This Ninth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution of this Ninth Amendment by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have caused this Ninth Amendment to be executed and entered into by their duly authorized representatives as of the Ninth Amendment Effective Date.

Cue Biopharma, Inc. By: _/s/ Daniel R. Passeri______________ Name: __ Daniel R. Passeri ____________ Title: __CEO________________________ Date: __3/5/2025_____________________	LG Chem Ltd. By: ___/s/ Jeewoong Son________________ Name: __ Jeewoong Son ________________ Title: ___President____________________ Date: ___11 Mar 2025__________________